Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	January 22, 2010
(414) 524-2375
Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Q1 2010 Revenues Increase 15% With Record Earnings; Company Raises
Sales and Earnings Forecast
MILWAUKEE, January 22, 2010 . . . For the first quarter of fiscal 2010, Johnson Controls reported a double-digit increase in sales as well as record quarterly earnings. The company also increased its estimate for 2010 earnings.
Highlights for the company’s first quarter of 2010 include:
■	Net sales of $8.4 billion vs. $7.3 billion in Q1 2009, up 15%

■	Record income from business segments of $406 million vs. a Q1 2009 loss

■	Record net income; earnings per diluted share of $0.52 ($0.43 per diluted share excluding non-recurring items)

■	Free cash flow of $631 million

■	Net debt reduction of $552 million
Income from business segments in the 2010 first quarter totaled $406 million compared with a loss of $310 million (or a loss of $48 million excluding non-recurring items) in the fiscal 2009 quarter. Net income was $350 million versus a year-ago loss of $608 million. Earnings per diluted share was $0.52 in the first quarter of 2010 versus a loss of $1.02 last year.
The 2010 quarter includes a non-recurring tax benefit of $62 million, or $0.09 per diluted share. Excluding this non-recurring item as well as the non-recurring items in the 2009 first quarter, net income was a record $288 million in Q1 2010 versus a loss of $79 million in 2009. Earnings per diluted share excluding the items was a record $0.43 in the 2010 quarter compared with a loss of $0.13 in Q1 2009. The company said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.

News release
“We achieved record results in the first quarter despite what is still a very challenging economic environment in all of our markets. We benefitted from higher sales supported by the cost improvement initiatives we took over the past year,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer.
Automotive Experience sales in the quarter increased 31% to $4.1 billion versus $3.1 billion last year due primarily to higher production volumes in Europe and North America. Excluding the impact of currency, sales were up 24%. North American revenues increased 14% while European sales were up 47%. Sales in China, which are mostly generated through unconsolidated joint ventures, more than doubled. Johnson Controls has a 45% share of the Chinese auto seating market.
Automotive Experience reported segment income of $121 million in the current quarter, compared with a loss of $219 million (excluding non-recurring items) last year due to higher volumes, operational efficiencies and higher profitability of its automotive joint ventures.
Power Solutions sales in the first quarter of 2010 increased 15% to $1.3 billion from $1.1 billion reflecting higher aftermarket and original equipment unit shipments. Aftermarket unit sales increased 9% due to new customers and improved markets. Higher global automotive production and incremental volume from customers resulted in a 19% increase in original equipment battery sales.
Power Solutions segment income was $181 million versus $40 million in the first quarter of 2009, which included a negative $50 million inventory valuation charge. The higher 2010 income is the result of the higher volumes, improved capacity utilization and operational efficiencies.
Johnson Controls said that in the first quarter it launched production of lithium-ion battery systems for the BMW 7-Series hybrid vehicle and was awarded a production contract to supply lithium-ion hybrid batteries for Ford’s 2010 all-electric Transit van.
Building Efficiency sales in the 2010 first quarter were $3.0 billion, down 2% from $3.1 billion last year. Excluding the effect of currency, sales were down 8%. The lower sales reflect the late-cycle attributes of the building markets. Double-digit increases in Global Workplace Solutions sales and higher sales for energy efficiency solutions and residential HVAC were offset by declines in Western Europe and Latin America. Johnson Controls reported that its backlog of uncompleted contracts in the first quarter was $4.3 billion, down 8% versus the previous year. The company said its pipeline of potential new business improved in the quarter.
The Building Efficiency segment reported segment income of $104 million, down 21% compared to $131 million in 2009 (excluding non-recurring items) as a result of the lower volumes, new information technology implementation costs and increased investments in growth initiatives.

News release
Johnson Controls updated its assumptions and earnings guidance for 2010.
■	2010 revenues are now forecast to increase 16% to $33 billion versus the previous forecast of $31 billion

■	Earnings per share for the 2010 fiscal year are now expected to total $1.70 — $1.75 per diluted share compared to earlier guidance of $1.35 — $1.45 per diluted share

■	The company’s expected underlying tax rate for 2010 is now 18% versus the previous estimate of 20%

■	Automotive production assumption in North America is now 10.3 million vehicles compared to an earlier estimate of 9.8 million
“Our markets are still well below their historic levels and the global economic environment remains challenging. We believe there will be meaningful improvements in our markets by the end of the fiscal year and we are well positioned to take advantage of the growth opportunities that will arise,” Mr. Roell said. “We will continue to invest in our growth strategies and to further align with the global megatrends for improved energy efficiency and sustainability.”
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Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2010 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and included terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, changes in the levels or timing of investments in commercial buildings, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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January 22, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2009	2008
Net sales	$8,408	$7,336
Cost of sales	7,172	6,651

Gross profit	1,236	685

Selling, general and administrative expenses	(883)	(859)
Financing charges — net	(35)	(56)
Equity income (loss)	53	(136)

Income (loss) from continuing operations before income taxes	371	(366)

Provision for income taxes	5	242

Net income (loss)	366	(608)

Less: income attributable to noncontrolling interests	16	—

Net income (loss) attributable to JCI	$350	$(608)

Diluted earnings (loss) per share	$0.52	$(1.02)

Diluted weighted average shares	681	594

Shares outstanding at period end	672	594

January 22, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008
ASSETS
Cash and cash equivalents	$791	$761	$202
Accounts receivable — net	5,154	5,528	5,063
Inventories	1,571	1,521	1,935
Other current assets	2,160	2,016	1,517

Current assets	9,676	9,826	8,717

Property, plant and equipment — net	3,918	3,986	4,115
Goodwill — net	6,506	6,542	6,392
Other intangible assets — net	735	746	757
Investments in partially-owned affiliates	760	718	703
Other noncurrent assets	2,210	2,270	1,620

Total assets	$23,805	$24,088	$22,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$367	$798	$1,437
Accounts payable and accrued expenses	5,357	5,306	4,583
Other current liabilities	2,663	2,612	2,521

Current liabilities	8,387	8,716	8,541

Long-term debt	3,077	3,168	3,176
Other noncurrent liabilities	2,785	2,865	2,045
Total equity attributable to JCI	9,353	9,138	8,313
Equity attributable to noncontrolling interests	203	201	229

Total liabilities and shareholders’ equity	$23,805	$24,088	$22,304

January 22, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended December 31,
	2009	2008
Operating Activities
Net income (loss) attributable to JCI	$350	$(608)
Income attributable to noncontrolling interests	16	—

Net income (loss)	366	(608)

Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	180	190
Equity in earnings of partially-owned affiliates, net of dividends received	(12)	32
Deferred income taxes	(62)	300
Non-cash impairment of long-lived assets	—	110
Non-cash impairment of equity investment	—	152
Other — net	29	35
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	352	1,128
Inventories	(56)	78
Restructuring reserves	(58)	(52)
Accounts payable and accrued liabilities	143	(1,656)
Change in other assets and liabilities	(74)	(26)

Cash provided (used) by operating activities	808	(317)

Investing Activities
Capital expenditures	(177)	(268)
Sale of property, plant and equipment	19	3
Acquisition of businesses, net of cash acquired	—	(22)
Other — net	(27)	(70)

Cash used by investing activities	(185)	(357)

Financing Activities
Increase (decrease) in short and long-term debt — net	(524)	540
Payment of cash dividends	(77)	(77)
Other — net	8	29

Cash provided (used) by financing activities	(593)	492

Increase (decrease) in cash and cash equivalents	$30	$(182)

January 22, 2010

FOOTNOTES
1. Business Unit Summary

	Three Months Ended
	December 31,
	(unaudited)
(in millions)	2009	2008	%
Net Sales
Building efficiency	$3,018	$3,087	-2%
Automotive experience	4,103	3,131	31%
Power solutions	1,287	1,118	15%

Net Sales	$8,408	$7,336

Segment Income (1)
Building efficiency	$104	$(21)	*
Automotive experience	121	(329)	*
Power solutions	181	40	*

Segment Income (loss)	$406	$(310)

Financing charges — net	(35)	(56)

Income (loss) from continuing operations before income taxes	$371	$(366)

Net Sales
Products and systems	$6,676	$5,647	18%
Services	1,732	1,689	3%

	$8,408	$7,336

Cost of Sales
Products and systems	$5,756	$5,273	9%
Services	1,416	1,378	3%

	$7,172	$6,651

*	Metric not meaningful

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and minority interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charge is included in cost of sales in the accompanying Condensed Consolidated Statements of Income.
At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.
3. Income Taxes
The Company’s annual estimated effective tax rate before consideration of discrete tax items for the year ending September 30, 2010 is 18 percent. The effective tax rate inclusive of discrete tax items for the first quarter of fiscal 2010 is 1.3 percent, as compared to negative 66.1 percent for the first quarter of fiscal 2009.

January 22, 2010

4. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended
	December 31,
	2009	2008
	(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$350	$(608)

Interest expense, net of tax	2	—

Diluted income (loss) available to common shareholders	$352	$(608)

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	670.6	593.5
Effect of dilutive securities:
Stock options	5.8	—
Convertible senior notes	0.1	—
Equity units	4.5	—

Diluted weighted average shares outstanding	681.0	593.5